EXHIBIT 5

                           LAW OFFICES OF DAN BRECHER
                           99 Park Avenue, 16th Floor
                            New York, New York 10016
                             Telephone: 212-286-0747
                             Facsimile: 212-808-4155
                        e-mail: brecherlaw@compuserve.com


                                 August 24, 2005


VIA ELECTRONIC TRANSMISSION
---------------------------
Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

        Re:     CompuPrint, Inc.
                Form SB-2 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to CompuPrint, Inc., a North Carolina corporation (the "Company"), in connection with a Registration Statement on Form SB-2, to be filed by the Company with the Securities and Exchange Commission on or about the date of this letter (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 4,411,138 shares of the Company's common stock, par value $.0001 per share, of which:

        o 2,411,138 shares of common stock were sold to two persons in private securities transactions with the Company; and
        o 2,000,000 shares of common stock underlie convertible debentures sold to one person in a private securities transaction with the Company.

The 2,411,138 outstanding shares are hereinafter referred to as the "Outstanding Shares" and the 2,000,000 shares underlying outstanding debentures are hereinafter referred to as the "Issuable Shares". Such Outstanding Shares and Issuable Shares will be sold from time to time by the selling stockholders named in the Registration Statement (the "Selling Stockholders").

        As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

        Based on our examination mentioned above, we are of the opinion that the Outstanding Shares are legally and validly issued, fully paid and non-assessable, under the laws of the State of North Carolina.

        Based on our examination mentioned above, we are of the opinion that the Issuable Shares, when issued and sold in accordance with the applicable debenture agreement, will be legally and validly issued, fully paid and non-assessable, under the laws of the State of North Carolina.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.


                               /s/ Law Offices of Dan Brecher
                               Law Offices of Dan Brecher